EXHIBIT 3.1

                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                           KIMBELL DECAR CORPORATION
                          INCLUDING A NAME CHANGE TO
                              TANGIBLEDATA, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:     The name of the Corporation is KIMBELL DECAR CORPORATION.

SECOND:    The following amendments were adopted on March 30, 2000, by the
Board of Directors, and on April 20, 2000, by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendment was sufficient for approval.

            ARTICLE I shall be amended to read as follows:

                                " ARTICLE I

            The name of the Corporation is TangibleData, Inc. "

            A new Article XVII shall be added as follows:

                                " ARTICLE XVII

           No director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S.
Section 7-108-403 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-102-102 and/or C.R.S. Section 7-103-102. "

THIRD:     The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not Applicable.

      Date:  April 20, 2000

                                KIMBELL DECAR CORPORATION
                                (Changing its name to TangibleData, Inc.)


                                By /s/ Blair Zykan
                                   Blair Zykan, President

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                          ARTICLES OF INCORPORATION

                                     of

                         KIMBELL - deCAR CORPORATION

     The undersigned, a natural person of over the age of eighteen years, acting as incorporator of a corporation under the Colorado Corporation Code, adopts the following Articles of Incorporation for such corporation.

                                  ARTICLE I

     The name of the corporation is Kimbell - deCar Corporation.

                                  ARTICLE II

     The period of duration of the corporation is perpetual.

                                 ARTICLE III

     The purpose for which the corporation is organized is to transact any lawful business or businesses for which corporation may be incorporated pursuant to the Colorado Corporation Code.

                                  ARTICLE IV

     The corporation shall have and may exercise all powers and rights granted or otherwise provided for by the Colorado Corporation Code, including but not limited to, all powers necessary or convenient to effect the corporation's purposes.

                                  ARTICLE V

     1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares of common stock which shall have no par value. All shares will be equal to each other, and when issued, will be fully paid and nonassessable, and the private property of stockholders shall not be liable for corporate debts. Each shareholder of record shall have one vote for each share of stock outstanding in his name on the books of the Corporation and shall be entitled to vote such stock.

     2. Transfer Restrictions. The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the corporation to exercise the corporation's right so to impose such restrictions, whether by provision in the By-laws or otherwise.

     3. Denial of Cumulative Voting. Cumulative voting of shares in the election of Directors is prohibited.

     4. Denial of Pre-Emptive Rights. No shareholder of the Corporation shall be entitled as of right to acquire additional unissued or treasury shares of the Corporation or securities convertible into shares or carrying a right to subscribe to acquire such shares.

     5. Negation of Equitable Interest in Shares and Rights. The Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable

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or other claim to, or interest in, such shares or rights arriving from such shares, in the part of any other person (including but not limiting the generality hereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares) unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee or transferee or other person.
The purchaser, assignee or transferee of any of the shares of the Corporation shall not be entitled to receive notice of the meeting of the stockholders; to vote at such meetings; to examine a list of the shareholders; to be paid dividends or other sum payable to shareholders; or to own, enjoy and exercise any other property or right deriving from such shares against the Corporation, until such purchaser, assignee or transferee has become the registered holder of such shares.

                                   ARTICLE VI

     No contract or other transaction between the Corporation and one or more of its directors and officers, or any other corporation, firm, association or entity in which one or more of its directors are directors are void or voidable solely because of such relationship or interest or solely because such directors are present at a meeting of the Board of Directors or a committee thereof, which authorizes, approves or ratifies such contract or transaction solely because their votes are counted for such purposes. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of a committee thereof which authorizes, approves or ratifies such contract or transaction.

                                  ARTICLE VII

     The Corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them, in connection with the defense of any action, suit or proceeding in which they or any of them, are made parties, or a party, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters to which any such director or officer or former director or person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any By-law agreement, vote of shareholders or otherwise.

                                 ARTICLE VIII

     The officers and directors of the Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolution appearing in the Corporation's minute book, and as otherwise properly evidenced and provided for in contracts of employment or similar agreements between the Corporation and its executive officers. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the Corporation shall be presented to it. The Board of Directors may reject any business opportunity presented to it and

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thereafter, any officer, or director, or other member of management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors, or other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation, to continue a business existing prior to the time that such area of interest is designated by the Corporation. This Article shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.

                                   ARTICLE IX

     The Board of Directors of the Corporation may, from time to time, distribute to the Corporation's shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or properties, and if at the time the laws of Colorado so permit, purchase the Corporation's outstanding shares with stated capital or capital surplus of the Corporation, a portion of its assets, in cash or properties, and if at the time the laws of Colorado so permit, purchase the Corporation's outstanding shares with stated capital or capital surplus of the Corporation if (a) at the time the Corporation is solvent; (b) such distribution or purchase would not render the Corporation insolvent; (c) all cumulative dividends accrued on all preferred or special class of shares entitled to preferential dividends shall have been fully paid; (d) the distribution or purchase would not reduce the remaining net assets of the Corporation below the aggregate preferential amount payable having preferential rights to the assets of the Corporation in the event of liquidation; (e) the distribution or purchase is not made out of capital surplus arising from unrealized appreciation of assets or re-evaluation or surplus; and (f) as regard to distribution, the distribution is identified as the distribution and the source and amount per share paid from each source is disclosed to all of the shareholders of the Corporation concurrently with the distribution thereof.

                                  ARTICLE X

     With respect to any action to be taken by shareholders of the Corporation, the affirmative vote or concurrence of the holders of a majority of all of the outstanding shares of the Corporation entitled to vote shall be required.

                                  ARTICLE XI

     The address of the initial registered office of the Corporation is One DTC Building, 5251 DTC Parkway, Suite PH3, Englewood, Colorado 80111, and the name of the Corporation's initial registered agent is Robert D. Sichta.

                                  ARTICLE XII

     The name and address of the incorporator is:

     Robert D. Sichta
     One DTC Building, 5251 DTC Parkway, Suite PH3
     Englewood, Colorado  80111




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                                 ARTICLE XIII

     The Corporation shall be entitled to have up to seven directors. The number of directors constituting the initial board of the Corporation is three, who may or may not be stockholders of this Corporation, and the following persons are hereby named to manage the affairs of the Corporation for the first year of its existence and until their successors shall be elected:

     Virgil Kimbell                    Rodolfo L. Feliciano
     1820 Sharpless Dr.                19972 Calle Solis
     La Habra Hts, CA  90631           Walnut, CA  91789

     Gerald de Carvalho
     One DTC Building
     5251 DTC Parkway, Suite PH3
     Englewood, CO  80111

                                 ARTICLE XIV

     In furtherance and not in limitation of the powers hereinabove conferred, or conferred by the statutes and laws of the State of Colorado, the Board of Directors shall have the following powers:

     1.  To make, alter, amend or repeal the By-Laws of the Corporation.

     2. From time to time, to fix and determine and to vary the amount of working capital of the Corporation, to determine and direct the use and disposition thereof, to set apart out of any funds of the Corporation available for dividends from time to time out of any funds available therefor.

     3. To designate by resolution passed by a majority of the Board, an executive committee and such other committees as the Board shall deem desirable, each committee to consist of at least two members of the Board, which committee or committees, to the extent provided in such resolution or in the By-Laws, shall have any may exercise the powers of the Board of Directors in the intervals between meetings of the Board, in the management of the business and affairs of the Corporation.

     4. The Board of Directors shall also have power to authorize and cause to be executed mortgages and liens upon all property of the Corporation or any part thereof and from time to time to sell, lease, exchange, pledge, assign, transfer, list or otherwise dispose of all of the property and assets of the Corporation, including the goodwill and corporate franchise, upon such terms and conditions and for such consideration as the Board of Directors may deem expedient and for the best interests of the Corporation; provided, that the sale, exchange, lease or disposal of all, or the principal part, of the business, assets, property or franchise shall be authorized or ratified by the affirmative vote of the holders of at least a majority of the capital stock then issued and outstanding (or of each class of stock if more than one class), such vote to be taken at a meeting of the stockholders duly called for that purpose, as provided by the statutes of Colorado.

     5. To confer in its By-Laws, additional powers to the Board of Directors in addition to the power and authority expressly conferred upon them by law and by virtue of these Articles of Incorporation.

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                                 ARTICLE XV

     The principal place of business of this Corporation shall be kept in the City of Englewood, County of Arapahoe, State of Colorado. The Corporation may have such other offices within or without the State of Colorado as it deems proper for the carrying out of the business of the Corporation.

     The stock books and ledger and other books and records required by the statutes of Colorado to be kept for inspection by stockholders or creditors shall be kept at the principal place of business of the Corporation in the City of Englewood, County of Arapahoe, State of Colorado.

     Duplicate copies of the stock books and ledgers and other books and records may be kept at any other place within or without the State of Colorado.

     Meetings of the Board of Directors and of the shareholders may be held from time to time within the State of Colorado at such times and places as may be designated in the By-Laws or resolution of the Board of Directors.

     One third (1/3) of the shareholders entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

                                 ARTICLE XVI

     The Corporation reserves the right to amend its Articles of Incorporation from time to time in accordance with the Colorado Corporation Code.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the 23rd day of June 1986.

                                      /s/ Robert D. Sichta
                                      ROBERT D. SICHTA

STATE OF COLORADO

COUNTY OF ARAPAHOE

     I, Lori Hoyer, a Notary Public, hereby certify that Robert D. Sichta personally appeared before me, and after being by me duly sworn, declared that he is the person who signed the foregoing Articles of Incorporation as Incorporator and that the statements therein contained are true.

     In witness whereof I have hereunto set my hand and seal on this 23rd day of June, 1986.

     My commission expires Feb 26, 1990.

                                      /s/ Lori Hoyer
                                      Lori Hoyer




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